UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  November 5, 2010

ATWOOD OCEANICS, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

The ATWOOD FALCON has been awarded an extension by Sarawak Shell Berhad / Sabah Shell Petroleum Company Ltd. of the existing contract.  With this extension, the rig's current contract commitment will be extended from August 24, 2011 until between November 24, 2011 and January 24, 2012, depending on the length of the drilling program.  The value of the contract extension is estimated to be between $27 million and $45 million.

With the execution of this contract extension, all of our deepwater semisubmersible drilling units are now fully contracted through fiscal year 2011, and our current contract backlog is approximately $1.2 billion.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, both filed with the Securities and Exchange Commission.

ITEM 9.01                      EXHIBITS

EXHIBIT 99.1    Press Release dated November 5, 2010

EXHIBIT INDEX

EXHIBIT NO.                                        DESCRIPTION

99.1	Press Release dated November 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC
(Registrant)

/s/ Mark L. Mey Mark L. Mey Senior Vice President

DATE: November 5, 2010